TERM PROMISSORY NOTE


$3,000,000.00                 Knoxville, Tennessee                July 30, 1999


         FOR VALUE RECEIVED, ON OR BEFORE THE February 1, 2006 (the "Maturity Date"), the undersigned, BETHLEHEM ADVANCED MATERIALS CORPORATION, a Pennsylvania corporation (referred to herein as "Maker"), promises to pay to the order of Bank of America, N.A., d/b/a NationsBank, N.A., successor to NationsBank, N.A., a national banking association organized under the laws of the United States of America ("Payee"; Payee and any subsequent holder(s) hereof are hereinafter referred to collectively as "Holder"), without grace, at the office of Payee at 550 Main Street, Knoxville, Tennessee 37902, or at such other place as Holder may designate to Maker in writing from time to time the principal sum of THREE MILLION DOLLARS AND 00/100THS ($3,000,000.00), together with interest on the outstanding principal balance hereof from the date hereof until the Maturity Date at an annual rate equal to the interest rate designated from time to time by Payee as its "Prime Rate", plus one-half of one percent (.50%), which rate shall be adjusted one each day that said Prime Rate changes; provided that in no event shall the rate of interest payable in respect of the indebtedness evidenced hereby exceed the maximum rate of interest from time to time allowed to be charged by applicable law (the "Maximum Rate"). Notwithstanding the foregoing, however, in the event Maker and The Bethlehem Corporation maintain compliance with all financial and reporting covenants set forth in the Loan Agreement between Maker and Payee dated January 21, 1999 (the "Loan Agreement") and the other documents relating to the indebtedness described therein for a one year period commencing on the date of the Loan Agreement, the amount of "one-half of one percent (.50%)" in the foregoing sentence shall be replaced with the amount of "one quarter of one-percent (.25%)" beginning on the first day succeeding such one year period. Interest shall be calculated on the basis of a 360-day year for each day that all or any part o f the indebtedness evidenced hereby shall be outstanding, to be extent permitted by applicable law.

         The aforesaid principal amount shall be payable in seventy-eight (78) monthly payments on the 1st day of each successive month commencing on September 1, 1999, the amount of which monthly payments shall be calculated so as to fully amortize the principal balance of this Note in equal monthly principal payments over an assumed amortization period of seven (7) years commencing as of September 1, 1999, provided, however, that the full principal balance hereof and all accrued interest thereon shall be due and payable, in any event, on the Maturity date. Accrued interest shall also be paid at the same time as each monthly principal payment.

         Notwithstanding the foregoing, commencing on October 1, 1999 and continuing on each October 1st thereafter, Make shall apply fifty percent (50%) of its excess cash flow (as hereinafter defined) from the fiscal year ending immediately prior to such date to prepayment of this Note. "Excess cash flow" as used in the foregoing sentence shall mean earnings before interest expense, taxes, depreciation and amortization minus scheduled principal payments, interest expense and state and local income taxes. In addition to the foregoing, Maker may repay this Note at any time without premium or penalty except in the event the source of the funds of such prepayment is other indebtedness and such prepayment occurs on or before July 1, 2000, in which event Maker shall pay Holder a penalty equal to one percent (1%) of the principal balance of this Note at the time of such prepayment. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as the Payee shall determine in its sole discretion.

         All payments in respect of the indebtedness evidence hereby shall be made in collected funds, and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Note in such order as Holder elects.

         Time is of the essence of this Note. It is hereby expressly agreed that in the event that any default be made in the payment of principal or interest when due as stipulated above; or in the event that any Event of Default, as defined the Loan Agreement, shall occur; or should any default or event of default occur any other instrument or document now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced hereby, subject to any applicable cure periods; then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder, under the Loan Agreement or under any other instrument document or agreement now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of Holder and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. Upon the occurrence of any default as set forth herein, at the option of Holder and without notice to Maker, all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at a rate (the "Default Rate") equal to lesser of
(i) the rate that is four percentage points (4%) in excess of Payee's Prime Rate, as it varies from time to time, or (ii) the Maximum Rate, regardless of whether there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default.

         To the extent permitted by applicable law, Maker shall pay to Holder a late charge equal to four percent (4%) of any payment hereunder that is not received by Holder within fifteen (15) days of the date on which it is due, in order to cover the additional expense incident to the handling and processing of delinquent payments; provided however that nothing in this provision shall be deemed to waive any other right or remedy of the Holder hereof by reason of Maker's failure to make payments when due hereunder.

         In the event this Note is placed in the hands of an attorney for collection or for enforcement or protection of the security, or if Holder incurs any costs incident to the collection of the indebtedness evidence hereby or the enforcement or protection of the security, Maker and


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

any indorsers hereof agree to pay a reasonable attorney's fee, all court and other costs and the reasonable costs of any other collection efforts.

         Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. Unless otherwise specifically agreed by Holder in writing, the liability of Maker and all other persons now or hereafter liable for payment of the indebtedness evidenced hereby, or any portion thereof, shall not be affected by
(1) any renewal hereof or other extension of the time for payment of the indebtedness evidenced hereby or any amount due in respect thereof, (2) the release of all or any part of any collateral now or hereafter securing the payment of the indebtedness evidenced hereby or any portion thereof, or (3) the release of or resort to any person ow or hereafter liable for payment of the indebtedness evidenced hereby or any portion thereof. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         The indebtedness and other obligations evidenced by this Note are further evidenced and/or secured by a (I) Pledge Agreement from The Bethlehem Corporation for the benefit of Payee dated January 21, 1999, (2) a Security Agreement between the Maker and Payee dated January 21, 1999, and (3) certain other instruments and documents as more particularly described in the Loan Agreement.

         All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the interest and loan charges agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted be paid in respect of the indebtedness evidenced hereby shall exceed the maximum amounts collectible under applicable laws in effect from time to time then ipso facto the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Holder that exceed such maximum amounts shall be applied to the reduction of the principal balance remaining unpaid hereunder and/or refunded to Maker so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced hereby exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision in any and all other agreements and instruments now existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.



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

         This Note has been negotiated, executed and delivered in the State of Tennessee, and is intended as a contract under and shall be construed and enforceable in accordance with the laws of the Maximum Rate.

         As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. In the event that more than one person, firm or entity is a maker hereunder, then all references to "Maker" shall be deemed to refer equally to each of said persons, firms, or entities, all of whom shall be jointly and severally liable for all of the obligations of Maker hereunder.

         ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE MAKER AND THE LENDER, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT
APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR ARBITRATION OF COMMERCIAL DISPUTES OF THE JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (J.A.M.S.) AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF AN INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING ANY ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS INSTRUMENT, AGREEMENT OR DOCUMENT RELATES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         THE ARBITRATION SHALL BE CONDUCTED IN KNOX COUNTY, TENNESSEE, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR. IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OR CAUSE, BE PERMITTED TO EXTEND THE COMMENCING OF SUCH HEARING FOR AN ADDITIONAL SIXTY (60) DAYS.

         NOTHING IN THIS  INSTRUMENT,  AGREEMENT OR DOCUMENT  SHALL BE DEEMED TO
(I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OF (II) BE A WAIVER BY THE LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C.ss.91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE LENDER: (A) TO


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


EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THE EXERCISE OR SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF ANY ACTION FOR FORECLOSURE OR FOR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

         Maker represents to Lender that the proceeds of this Note are to be used primarily for business, commercial or agricultural purposes. Maker acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note.

         THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the undersigned Maker has caused this Note to be executed by its duly authorized officer as of the first date first above written.


                                       MAKER


                                       BETHLEHEM ADVANCED
                                       MATERIALS CORPORATION


                                       By:/s/ Antoinette L. Martin
                                          ------------------------------------
                                          Title: Chief Financial Officer



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